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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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
[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           VALERO ENERGY CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                    4-12-01
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Letter to Institutional Investors
and Shareholders

April 12, 2001

Inside Address


RE:      Valero Energy Corporation Proxy Statement
         Request for Approval of Valero's 2001 Executive Stock Incentive Plan

Dear _______:

By now you should have received Valero Energy Corporation's 2001 Proxy Statement. In addition to soliciting votes for the election of three directors to our Board and ratifying the appointment of auditors, we are seeking shareholder approval of the 2001 Executive Stock Incentive Plan (ESIP) for executive officers and other key employees of the company. We are committed to delivering value to our shareholders and we firmly believe in long-term, stock-based incentives for our executives and key employees. Stock-based incentives ALIGN the interests of our employees with yours and help us to attract and retain the very best talent in the industry. We believe our emphasis on stock-based compensation has played a large role in Valero's outstanding total shareholder return for 2000, as illustrated by the Performance Graph in our Proxy Statement. Valero's total shareholder return in 2000 was more than 90% -the best in our peer group. In addition, as indicated in the Annual Report accompanying the Proxy Statement, Valero also posted record earnings and return on equity for the year.

Our present ESIP, which was established in 1997, has only 170,000 shares remaining for future grants. These shares will be depleted this year and the company will no longer have a vehicle for equity grants to its executive officers and key employees. The 2001 ESIP submitted for your approval in this year's Proxy Statement would make an additional three million shares available for stock-based incentives.

Unlike many other companies in the energy industry, Valero believes in granting stock options not only to its executives and senior management, but also to the key professional and technical employees who are responsible for the day-to-day operation of our refineries. These are employees who really have an impact on building shareholder value. We currently consider 1,100 of our key employees, which represents over a third of our employees, eligible for stock option grants. Because of the depth into the organization to which we grant options and because Valero employees have a track record of holding their options for the long-term, Valero's potential dilution from equity compensation plans is higher than many of its peers who do not place the same emphasis on stock-based incentives for their employees.


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We know that many investor groups use the advisory services of Institutional
Shareholder Services (ISS) for guidance on how they should vote on various proxy matters. ISS has developed its own shareholder dilution model to assess a company's option overhang position compared to its industry peers. Unfortunately, ISS' dilution model gives little or no consideration to the fact that nearly all of the shares that have been delivered to our employees under our equity compensation plans have come from treasury shares repurchased by the company and not from newly issued shares. In the last four years, the total dilution that has resulted from all of our equity compensation plans is a MERE 238,000 SHARES, WHICH IS LESS THAN ONE HALF OF ONE PERCENT OF OUR TOTAL SHARES OUTSTANDING. Nevertheless, ISS has advised us that based SOLELY on their dilution model, they intend to recommend that their investor clients vote against our request for additional shares.

We think that ISS' views create the unfortunate incentive for companies to ENCOURAGE their employees to quickly exercise their stock options in order to minimize the companies' overhang position and allow for more grants in the future. We believe our equity compensation philosophy has proven to be an excellent means for aligning our employee's interests with your interests in the long-term growth of Valero.

Our Recommendation

The company's management and Board of Directors are requesting that you VOTE FOR our proxy request to approve the 2001 Executive Stock Incentive Plan. If you or your organization seek direction from ISS, we hope that you will not let their recommendation influence your decision and instead vote for the ESIP for the reasons that we've outlined in this letter.

Valero has followed sound corporate governance practices and has delivered on its commitment to provide shareholder value. Without approval of the 2001 ESIP, we will be placed in a difficult position versus our peers in attracting and retaining executives and key employees. To remain competitive, we will be forced to increase the cash component of compensation to our executives and key employees, which is not in line with our compensation philosophy and distances the employees' interests from yours as a shareholder. In order for us to continue to retain and attract the best and brightest talent in our industry, we need you to approve this plan.

Should you have any questions regarding this matter, I hope that you will contact Keith Booke, Executive Vice President and Chief Administrative Officer, at 210/370-2099, or Lee Bailey, Vice President of Investor Relations, at 210/370-2139.


Sincerely,


Bill Greehey
Chairman of the Board and
Chief Executive Officer